UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2012

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Item 8.01     Other Events

AMP Electric Vehicles Inc. (“AMP”), a wholly–owned subsidiary of AMP Holding Inc. (the “Company”), has entered into a development and supply agreement with Navistar International Corporation (“Navistar”) whereby AMP will develop all electric heavy duty commercial step vans for Navistar.  AMP has received a purchase order to deliver two vans by Summer 2012 and, if the vans are acceptable to Navistar, Navistar may order additional vans from AMP going forward.

On April 13, 2012, the Company entered into an Agreement and General Release (the “Agreement”) with Joseph Paresi, pursuant to which Mr. Paresi has resigned from all positions that he held at the Company.  Under the terms of the Agreement, the Company is to pay to Mr. Paresi $30,000 in unpaid director fees and $1,234.70 in past expenses (the “Payment Amount”).  The Payment Amount is to be paid in full upon the earlier of the Company raising $1,000,000 or the Company commencing the payment of Director compensation to James Taylor, CEO of the Company.  Further, all parties have agreed that Mr. Paresi’s December 2010 Options and May 2011 Options have vested in accordance with the standard schedule and all remaining options that are unvested shall terminate.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01      Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Agreement and General Release by and between AMP Holding Inc. and Joseph Paresi dated April 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: April 19, 2012	By:	/s/ Paul V. Gonzales
Name: Paul V. Gonzales
Title: CFO

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